                           SECOND AMENDMENT TO LEASE
                           -------------------------

I.   PARTIES AND DATE.

     This Second Amendment to Lease (the "Amendment") dated July 6, 2000, is by and between IRVINE TECHNOLOGY PARTNERS III, a California general partnership ("Landlord"), and LANTRONIX, a California corporation ("Tenant").

II.  RECITALS.

     On June 28, 1993, Landlord and Tenant entered into a lease for space in a building located at 15353 and 15355 Barranca Parkway, Suite 102, Irvine, California ("Premises"), which lease was amended by a First Amendment to Lease dated August 10, 1995 (the "First Amendment"), wherein approximately 23,622 rentable square feet within the building was added to the Premises (as amended, the "Lease").

     On March 18, 1996, Landlord, Tenant and Advanced Computing, Inc. ("Advanced Computing") entered into a Consent to Subletting (the "Advanced Computing Consent") permitting the sublease of a portion of the Premises, and on July 29, 1998 Landlord, Tenant and Inter-Tel Technologies, Inc. ("Inter-Tel") entered into a Consent to Subletting (the "Inter-Tel Consent") permitting the sublease of an additional portion of the Premises.

     Landlord and Tenant each desire to modify the Lease to extend the Lease Term, adjust the Basic Rent, and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III. MODIFICATIONS.

     A. Basic Lease Provisions.  The Basic Lease Provisions are hereby amended
        ----------------------
     as follows:

        1. Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:

            "5. Lease Term: The Term of this Lease shall expire at midnight on July 31, 2005"

        2.  Item 6 is hereby amended by adding the following:

            "Basic Rent: Commencing August 1, 2001, the Basic Rent shall be Fifty Six Thousand Eight Hundred Five Dollars ($56,805.00) per month, based on $1.11 per rentable square foot.

            Basic Rent is subject to adjustment as follows:

            Commencing August 1, 2001, the Basic Rent shall be Fifty Eight Thousand Three Hundred Forty-One Dollars ($58,341.00) per month, based on $1.14 per rentable square foot.

            Commencing August 1, 2002, the Basic Rent shall be Fifty Nine Thousand Eight Hundred Seventy-Six Dollars ($59,876.00) per month, based on $1.17 per rentable square foot.

            Commencing August 1, 2003, the Basic Rent shall be Sixty One Thousand Four Hundred Eleven Dollars ($61,411.00) per month, based on $1.20 per rentable square foot.

            Commencing August 1, 2004, the Basic Rent shall be Sixty Two Thousand Nine Hundred Forty-Six Dollars ($62,946.00) per month, based on $1.23 per rentable square foot.

        3. Item 9 is hereby deleted in its entirety and substituted therefor shall be the following:

            "9. Security Deposit: $69,241.00"

         4. Item 12 is hereby deleted in its entirety and substituted therefor shall be the following:

              "12.  Address for Payments and Notices:

              LANDLORD

              IRVINE TECHNOLOGY PARTNERS III
              c/o Insignia/ESG of California, Inc.
              43 Discovery, Suite 120
              Irvine, CA 92618

              with a copy of notices to:
              IRVINE TECHNOLOGY PARTNERS III
              c/o The Irvine Company dba Irvine Industrial Company
              P.O. Box 6370
              Newport Beach, CA 92658-6370
              Attn: Vice President, Operations, Irvine Industrial Company

              TENANT

              LANTRONIX
              15353 Barranca Parkway, Suite 102
              Irvine, CA 92718
              Attn: Fred Thiel, President & CEO"
              with a copy of notices to: CFO

         5. Item 14 is hereby deleted in its entirety and substituted therefor shall be the following:

              "14. Vehicle Parking Spaces: Two Hundred Four (204) (of which, eight shall be marked "visitor" and eight (8) shall be marked "reserved")."

     B.  Right to Extend this Lease. Provided that Tenant is not in default
         --------------------------
under any provision of this Lease beyond the expiration of any applicable cure period, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in this Lease, Tenant may extend the Term of this Lease for one (1) period of sixty (60) months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than nine (9) months or more than twelve (12) months prior to the expiration date of the Term, Tenant's irrevocable written notice of its commitment to extend (the "Commitment Notice"). The Basic Rent payable under the Lease during any extension of the Term shall be determined as provided in the following provisions.

         If Landlord and Tenant have not by then been able to agree upon the Basic Rent for the extension of the Term, then within one hundred twenty (120) and ninety (90) days prior to the expiration date of the Term, Landlord shall notify Tenant in writing of the Basic Rent that would reflect the prevailing market rental rate for a 60-month renewal of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period ("Landlord's Determination"). Should Tenant disagree with the Landlord's Determination, then Tenant shall, not later than twenty (20) days thereafter, notify Landlord in writing of Tenant's determination of those rental terms ("Tenant's Determination"). Within ten (10) days following delivery of the Tenant's Determination, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within ten (10) days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair market rental. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental for the Premises. Any appraiser designated hereunder shall have an MAI certification with not less than five (5) years experience in the valuation of commercial industrial buildings in the vicinity of the Project.

         Within thirty (30) days following the selection of the appraiser and such appraiser's receipt of the Landlord's Determination and the Tenant's Determination, the appraiser shall determine whether the rental rate determined by Landlord of by Tenant more accurately reflects the fair market rental rate for the 60-month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord's Determination or the Tenant's

Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In making such determination, the appraiser shall consider rental comparables for the Project (provided that if there are an insufficient number of comparables within the Project, the appraiser shall consider rental comparables for similarly improved space within the vicinity of the Project with appropriate adjustment for location and quality of project), but the appraiser shall not attribute any factor for market tenant improvement allowances or brokerage commissions in making its determination of the fair market rental rate. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. The fees of the appraiser(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the appraiser.

      Within twenty (20) days after the determination of the fair market rental, Landlord shall prepare an appropriate amendment to this Lease for the extension period, and Tenant shall execute and return same to Landlord within twenty (20) days. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

      If Tenant fails to timely comply with any of the provisions of this paragraph, Tenant's right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Any attempt to assign or transfer any right or interest created by this paragraph shall be void from its inception. Tenant shall have no other right to extend the Term beyond the single sixty (60) month extension period created by this paragraph. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph.

  C.  Security Deposit. Concurrently with Tenant's delivery of this Amendment,
      ----------------
Tenant shall deliver the sum of Forty One Thousand Sixteen Dollars ($41,016.00) to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

  D.  Project Costs. The definition of "Building Costs" in Section 4.2 (e) of
      -------------
the Lease is hereby amended to include the establishment of reasonable reserves for the replacement and/or repair of the Building as well as for Common Area improvements.

  E.  Operating Expense Caps.  The provisions of Article III(F) of the First
      ----------------------
Amendment (which insert a revised Section 4.2(g) of the Lease), are hereby deleted in their entirety and shall have no further force or effect.

  F.  Parking. The requirement in the second line of Section 6.4 Parking of the
      -------
Lease for five (5) reserved parking spaces is hereby deleted in its entirety in favor of the revised provisions of Item 14 of the Basic Lease Provisions set forth in this Amendment. The cost of marking the "visitor" and "reserved" spaces shall be part of the Landlord's Contributions as defined in the Work Letter attached to this Amendment.

  G.  Restoration. The reference in the eighth (8th) line of Section 11.1(a) of
      -----------
the Lease to "one hundred eighty (180) days", is hereby revised to "two hundred seventy (270) days".

  H.  Holding Over.  Subsection (a) and (b) of Section 15.1 Holding Over of the
      ------------                                          ------------
Lease are hereby deleted in their entirety, and substituted therefor shall be the following:"...(a) one hundred seventy-five percent (175%) of the Basic Rent for the month immediately preceding the date of termination for the initial two
(2) months of holdover, and two hundred percent (200%) of the Basic Rent for the month immediately preceding the date of termination for each month of holdover thereafter, or (b) the then currently scheduled Basic Rent for comparable space in the Project."

  I.  Tenant Improvements.  Landlord hereby agrees to complete the Tenant
      -------------------
Improvements for the Premises in accordance with the provisions of Exhibit X-1,
                                                                   -----------
Work Letter, attached hereto. It is understood that the Tenant Improvements shall be done during Tenant's occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result, unless caused by the gross negligence or willful misconduct of Landlord, its contractors or employees. Tenant further agrees that no rental abatement shall result while the Tenant Improvements are completed in the Premises.

     J.   Consents to Subletting.  Tenant agrees that the subtenancies of
          ----------------------
Advanced Computing and of Inter-Tel of the Premises have terminated or will terminate not later than July 31, 2000, and that the Advanced Computing Consent and the Inter-Tel Consent shall not be effective or binding on Landlord beyond July 31, 2000.

IV.  GENERAL

     A.   Effect of Amendments.  The Lease shall remain in full force and effect
          --------------------
except to the extent that it is modified by this Amendment.

     B.   Entire Agreement.  This Amendment embodies the entire understanding
          ----------------
between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

     C.   Counterparts.  If this Amendment is executed in counterparts, each is
          ------------
hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

     D.   Defined Terms.  All words commencing with initial capital letters in
          -------------
this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

     E.   Corporate and Partnership Authority.  If Tenant is a corporation or
          -----------------------------------
partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

     F.   Attorneys' Fees.  The provisions of the Lease respecting payment of
          ---------------
attorneys' fees shall also apply to this Amendment.

V.   EXECUTION.

     Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.


LANDLORD:                                   TENANT:

IRVINE TECHNOLOGY PARTNERS III,             LANTRONIX,
a California general partnership            a California corporation

By:  THE IRVINE COMPANY         [SEAL]
     Its General Partner
                                            By:  /s/ Steven V. Cotton
                                               ---------------------------------
                                                 Name:  STEVEN V. COTTON
                                                      --------------------------
                                                 Title:  CFO
                                                       -------------------------
By   /s/ Robert E. Williams, Jr.
  -------------------------------------
  Robert E. Williams, Jr., President
  Irvine Industrial Company, a division     By:  /s/ Frederick G. Thiel
  of The Irvine Company                        ---------------------------------
                                                 Name:  Frederick G. Thiel
                                                      --------------------------
                                                 Title:    CEO
                                                       -------------------------

By   /s/ Nancy E. Trujillo
  -------------------------------------
  Nancy e. Trujillo
  Assistant Secretary

                                   EXHIBIT X

                                  WORK LETTER

                               DOLLAR ALLOWANCE
                           [SECOND GENERATION SPACE]

The Tenant Improvement work (herein "Tenant Improvements") shall consist of any work required to complete the Premises pursuant to approved plans and specifications. All of the Tenant Improvement work shall be performed by the "TI Contractor" selected by Landlord, all in accordance with the procedures and requirements set forth below.

1.     ARCHITECTURAL AND CONSRUCTION PROCEDURES
       ----------------------------------------

       A. Tenant and Landlord have approved, or shall approve within the time period set forth below, both (i) a detailed space plan for the Premises, prepared by Landlord's architect, which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements ("Preliminary Plan"), and (ii) an estimate, prepared by Landlord's contractor, of the cost for which Landlord will complete or cause to be completed the Tenant Improvements ("Preliminary Cost Estimate"). Tenant shall approve or disapprove each of the Preliminary Plan and the Preliminary Cost Estimate by signing copies of the appropriate instrument and delivering same to Landlord within five (5) working days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan and the Preliminary Cost Estimate to incorporate Tenant's suggested revisions in a mutually satisfactory manner. Subject to the express provisions of Article II.A below regarding the application of up to One Dollar ($1.00) per rentable square foot of the Landlord's Contribution towards the cost of "Non-Standard Improvements" (as hereinafter defined), it is understood and agreed that the Preliminary Plan submitted by Landlord's architect is intended to include all improvements desired by Tenant using Landlord's "Standards" (as hereinafter defined), whether or not the full amount of Landlord's Contribution would be required to complete construction of the improvements as shown in the Preliminary Plan. In all events, however, Tenant shall approve in all respects a Preliminary Plan and Preliminary Cost Estimate not later than July 6, 2000 ("Plan Approval Date").

       B. On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord's architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant's equipment, and details of all "Non-Standard Improvements" (as defined below) to be installed in the Premises (collectively, "Programming Information"). Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

       C. The Tenant Improvements shall incorporate Landlord's building standard materials and specifications ("Standards"). No deviations from the Standards may be required by Tenant with respect to doors and frames, finish hardware, entry graphics, the ceiling system, light fixtures and switches, mechanical systems, life and safety systems, and/or window coverings; provided that Landlord may, in its sole discretion, authorize in writing one or more of such deviations. In the event that Landlord shall so authorize any such deviations from the Standards, Landlord shall advise Tenant at the time such deviations(s) are authorized whether: (i) such deviation(s) shall remain in the Premises at the expiration or earlier termination of this Lease, or (ii) such deviation(s) shall be replaced with the applicable standard item(s) (in which event Tenant shall pay to Landlord, prior to the commencement of construction and in addition to sums otherwise due hereunder from Tenant, an amount equal to the cost, as reasonably estimated by Landlord, of replacing the deviating item(s) with the applicable Standard item(s) upon the expiration or termination of this Lease). All other non-standard items ("Non-Standard Improvements") shall be subject to the reasonable prior approval of Landlord. Landlord shall in no event be required to approve any Non-Standard Improvement if Landlord determines that such improvement (i) is of a lesser quality than the corresponding Standard, (ii) fails to conform to applicable governmental requirements, (iii) requires building services beyond the level normally provided to other tenants, or (iv) would have an adverse aesthetic impact from the exterior of the Premises.

     D. Upon Tenant's approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord's architect and engineers shall prepare and deliver to Tenant working drawings and specifications ("Working Drawings and Specifications"). Upon completion of the competitive bid process described below, the "Bid Amount" (as defined below) together with Landlord's final cost estimate of the Completion Cost of the Tenant Improvements work (the "Final Cost Estimate") shall be delivered to Tenant. Tenant shall have five (5) working days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied be a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within five (5) business days of receipt without further revision.

     E. In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications ("Change"), Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause. Tenant shall approve or disapprove such change order in writing within two
          (2) working days following its receipt from Landlord. Tenant's approval of a Change shall be accompanied by Tenant's payment of any resulting increase in the Completion Cost. Landlord shall have the right to decline Tenant's request for a Change for any of the reasons set forth in Article I.C. above for Landlord's disapproval of a Non-Standard Improvement. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

     F. Landlord shall submit the Working Drawings and Specifications to a competitive bidding process involving at least three (3) licensed and reputable general contractors. If requested by Tenant, Landlord shall provide copies of the bid responses to Tenant. After adjustments for any inconsistent assumptions to reflect an "apples to apples" comparison, Landlord shall select the lowest qualified bidder and that bid so selected shall be referred to as the "Bid Amount". In the event Landlord selects other than the lowest bidder, it shall do so based on commercially reasonable factors which it shall demonstrate to Tenant. Upon selection of the bidder, Landlord shall enter into a "lump sum" or "fixed price" construction contract with the chosen contractor (the "TI Contractor") for construction of the Tenant Improvements in accordance with the approved and final Working Drawings and Specifications for the Bid Amount (the "TI Contract").

     G. Tenant hereby designates Terry Kirschner, Telephone No. (949) 453-7153, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.


II.  COST OF TENANT IMPROVEMENTS

     A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs ("Completion Cost") as incurred a maximum of Four Hundred Thirty Four Thousand Nine Hundred Ninety-Six Dollars ($434,996.00)) ("Landlord's Contribution"), based on $8.50 per square foot of the Premises, and Tenant shall be fully responsible for the remainder ("Tenant's Contribution"). Up to, but not exceeding, One Dollar ($1.00) per rentable square foot of the Landlord's Contribution may be applied towards the cost of "Non-Standard Improvements" approved by Landlord pursuant to Article I.C above and incorporated into the approved Working Drawings and Specifications. If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord's Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment.

     B. The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) the Bid Amount, (ii) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (iii) permit fees and other sums paid to governmental agencies, (iv) costs of all materials incorporated into the work or used in connection with the work, and (v) keying and signage costs. The Completion Cost shall also include an administrative/ supervision fee to be paid to Landlord in the amount of five percent (5%) of all such direct costs.

     C. Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord in full the amount of the Tenant's Contribution set forth in the Final Cost Estimate. If the actual Completion Cost of the Tenant Improvements is less than the Final Cost Estimate, any portion of the Tenant's Contribution paid by Tenant but not expended towards the Completion Cost shall be credited to rent next due under this Lease. If the actual Completion Cost is greater than the Final Cost Estimate because of modifications or extras not reflected on the approved working drawings, then Tenant shall pay to Landlord, within ten (10) days following submission of an invoice therefore, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease.

     D. Landlord's obligation to fund the Landlord's Contribution shall only apply to such Tenant Improvement work for which contracts are let not later than January 15, 2001. Any portion of the Landlord's Contribution not utilized by such date shall be considered forfeited by Tenant.